SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              ####


[Article for May 6, 1996 issue of LightLines, a newsletter for all active and retired KCPL employees]


      HAVE A SAY IN YOUR COMPANY'S FUTURE; VOTE YOUR PROXY

     As KCPL shareholders, employees have the opportunity to help determine the company's future. You're being asked to participate in that decision by voting your proxy as soon as possible and before the upcoming shareholders' meeting scheduled for May 22.

     As a shareholder, you should have received a white proxy card from KCPL through the mail. In fact, you should have received two white proxy cards by now. The proxy card asks you to vote on five separate issues. To vote FOR the merger with UtiliCorp United, just mark the "FOR" box. After you sign and date the card, return it in the enclosed envelope.

     The proxy process can be confusing, especially in light of Western Resources' attempt to derail the KCPL-UCU merger. Here are a few commonly asked questions about the proxy process that we hope will help clear up any misunderstandings.

Q: I've already signed and sent in my proxy. I don't want to change my vote, so do I need to send another proxy vote?

A: If you do not wish to change your vote, you do not need to send in another proxy. The proxy with the date closest to the date of the shareholders' meeting will be used as your final vote.

Q: I sent in my proxy earlier, but I've decided I want to change my vote. What happens when I send in another proxy?

A: If you have decided to change your vote, simply mark the appropriate box, sign and send in another proxy card. Your first vote will be disregarded.

Q: What is Western Resources asking KCPL shareholders to vote on?

A:   Western is asking you to vote against the KCPL-UCU merger.
     Their proxy card does not give you an opportunity to vote for any type of future business deal with Western Resources.

Q:   What should I do if I receive a proxy from Western
     Resources?

A: If you do not wish to vote against the KCPL-UCU merger, simply discard all materials you receive from Western
     Resources.

Q: If I don't respond to Western's proxy, will that count as a vote against the merger with UCU?

A:   No. If you do not use the proxy card sent by Western
     Resources (printed on paper other than white), your vote on the white KCPL proxy card will be used.

Q: What happens if I send in the colored card voting against Western and the white card voting for UCU?

A:   Only the last card received counts. So, if you want to vote
     FOR UCU, send in the white card ONLY.

     Be sure to take advantage of this opportunity to vote on your company's future. Your input in this way represents the ultimate employee involvement.

     If you have additional questions about voting your proxy, feel free to contact any executive or business manager.

[end of article]

                                #####

[Press release issued May 6, 1996]

            KCPL AND UTILICORP INTEND TO RECOMMEND
           $1.85 INITIAL DIVIDEND FOR MERGED COMPANY

  Rate Represents 18.6 Percent Increase for KCPL Shareholders and 15.2 Percent Boost for UtiliCorp Shareholders


     KANSAS CITY, MO, May 6, 1996 -- Kansas City Power & Light Company (NYSE: KLT) and UtiliCorp United (NYSE: UCU) today announced their intention to recommend an initial annualized dividend rate of $1.85 per share for the new company that will result from their pending merger of equals.

     Currently, UtiliCorp's dividend is $1.76 per share and KCPL's is $1.56 per share. The announced dividend rate for the merged company represents an 18.6 percent increase for KCPL shareholders and a 15.2 percent boost, after adjustment for the exchange ratio, for UtiliCorp shareholders. Under the terms of the friendly merger entered into between the two companies on January 19, 1996, shareholders of KCPL will receive one share of stock in the new company for each share of KCPL common stock owned, and holders of UtiliCorp common stock will receive 1.096 shares of stock in the new company for each common share of UtiliCorp owned.

     "This dividend rate is based on a credible and well-documented analysis," said Richard C. Green, Jr., Chairman and Chief Executive Officer of UtiliCorp. "We believe shareholders will find it fair, prudent and attractive. The $1.85 rate is further confirmation of our belief in the strong growth potential of our combined operation."

     "KCPL and UtiliCorp have put together an agreement that is readily achievable, can pass regulatory scrutiny, has credible numbers to back it up, and makes thorough strategic sense for our customers, shareholders, employees and communities," added Drue Jennings, Chairman, President and Chief Executive Officer of KCPL. "This dividend rate fits that picture perfectly, and we believe shareholders will have recognized that fact when the votes are counted on May 22. We expect the UtiliCorp/KCPL combination will be strongly

                           - more -
Dividend, page 2


positioned to continue delivering above-average returns to our shareholders."

     The chief executives of the two Kansas City-based firms said their companies' agreement to merge is based on a shared vision and is a strategic response to the new competitive dynamics of the utility industry. The merger will create a unique type of company -- one with the customer focus and growth characteristics of a diversified energy services provider, underpinned by the operating and financial strengths of its core utility business.

     Over the next 10 years the merger is expected to produce cost savings and efficiencies totaling more than $600 million, reduced rates for utility customers and increased opportunities for employees.

     Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and a leader in fuel procurement and plant technology. KLT Inc., a wholly-owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures.

     UtiliCorp United is an international electric and gas company with energy customers and operations across the U.S. and in Canada, Great Britain, New Zealand, Australia and Jamaica. In 1995 it launched EnergyOneSM, the first nationally branded line of products and services for electric and gas utility customers. UtiliCorp has grown rapidly over the past decade through utility mergers and acquisitions and by starting non-regulated energy-related businesses.

                              ###

MEDIA CONTACTS:                            INVESTOR CONTACTS:

KCPL:
        Pam Levetzow -- 816-556-2926       David Myers -- 816-556-2312
        Phyllis Desbien -- 816-556-2903    Andrea Bielsker -- 816-556-2595

UtiliCorp:
        Jerry Cosley -- 816-467-3677       Dale Wolf -- 816-467-3536
        Media Relations -- 816-467-3000    Ellen Fairchild -- 816-467-3506

[end of press release]

                                #####

[Letter to KCPL shareholders]

[KCPL Letterhead]

           THE  KCPL/UTILICORP MERGER JUST GOT BETTER

                                                     May  6, 1996


DEAR SHAREHOLDER:

      KCPL and its future partner, UtiliCorp United, Inc., announced today their intention to recommend an initial annualized dividend rate of $1.85 per share upon completion of their merger of equals. This is an increase of approximately 19% over KCPL's current dividend rate.*

In addition:

     - The increased dividend is only the beginning. The strategic combination of KCPL and UtiliCorp will create a strong international energy company with diversified business lines properly positioned for significant future earnings growth.

     - The merger combines the strengths of both companies to form a new growth company, fully prepared to compete effectively in the deregulated utility industry. This means greater value for shareholders over both the near and long term, and greater safety in your dividend income stream.

     - The merger is a friendly combination designed to distribute benefits equitably between shareholders and customers. We are confident it will receive all required regulatory approvals.

                        DON'T  BE  MISLED

      As you know, Western Resources doesn't want you to approve the KCPL/UtiliCorp merger. Between now and our Annual Meeting, we fully expect Western to continue its barrage of flawed (and ever changing) promises of greater value, all in an effort to get you to vote against the merger with UtiliCorp. There are significant conditions to Western's proposal, and a merger proposal or exchange offer that can't be completed is worth nothing.

Remember:

     - Western's exchange offer is conditioned on your Board approving a transaction that it does not support.

     - Western's offer requires that at least 90% of KCPL's outstanding shares be tendered to Western and accepted for exchange.

     -    No hostile offer for a public utility has ever succeeded.

     Ask yourself what the chances are that a combination of KCPL and Western is going to happen. We are sure you will agree the KCPL/UtiliCorp merger is the best and only real choice before you.

                        IT'S  UP  TO  YOU

      The merger of KCPL and UtiliCorp requires a YES vote from holders of two-thirds of KCPL's outstanding shares -- a difficult voting threshold even without Western's confusing rhetoric. In short, the merger will not happen without your vote. Don't miss out on the chance to create a strong new company with greater opportunities for growth in revenue, income and value for you.

      Vote FOR the KCPL/UtiliCorp merger by signing, dating and mailing the enclosed WHITE proxy TODAY. The Annual Meeting is scheduled for May 22, so it is important to act without delay.

     Thank you.

                              Sincerely,

                              /s/Drue Jennings

                              DRUE JENNINGS
                              Chairman of the Board, President and
                              Chief Executive Officer

                            IMPORTANT
Please make sure your latest dated proxy is a WHITE card voting FOR the KCPL/UtiliCorp merger (proposal #1). Failure to return a proxy will have the same effect as a vote against the merger. If you have any questions or need assistance in voting your KCPL shares, please call D. F. King & Co., Inc. at (800) 714-3312 (toll-free).


* The dividend policy of the combined company will be determined, from time to time, by the combined company's board of directors, taking into consideration the combined company's results of operations, financial condition, capital requirements and other relevant considerations, including regulatory considerations.

[end of shareholder letter]

                                #####

[press release issued May 6, 1996]

FOR IMMEDIATE RELEASE

  Media Contacts:                            Investor Contact:
  Pam Levetzow                               David Myers
  816 / 556-2926                             816 / 556-2312
  Phyllis Desbien
  816 / 556-2903
                      Joele Frank/Tim Metz
                      Abernathy MacGregor Scanlon
                      212 / 371-5999

   KANSAS CITY POWER & LIGHT COMPANY ANNOUNCES KCPL/UTILICORP INTEND
        TO RECOMMEND $1.85 INITIAL DIVIDEND FOR MERGED COMPANY

     Kansas City, Missouri (May 6, 1996) -- Kansas City Power & Light Company (NYSE: KLT) in a letter to KCPL shareholders from Drue Jennings, KCPL Chairman, President and Chief Executive Officer announced today that KCPL and UtiliCorp United (NYSE:
UCU) intend to recommend an initial annualized dividend rate of $1.85 per share upon completion of their merger of equals. This is an increase of approximately 19% over KCPL's current dividend rate. Attached is the text of the correspondence sent to KCPL shareholders.

     DEAR SHAREHOLDER:

        KCPL and its future partner, UtiliCorp United, Inc., announced today their intention to recommend an initial annualized dividend rate of $1.85 per share upon completion of their merger of equals. This is an increase of approximately 19% over KCPL's current dividend rate.*

     In addition:

          - The increased dividend is only the beginning. The strategic combination of KCPL and UtiliCorp will create a strong international energy company with diversified business lines properly positioned for significant future earnings growth.


                                - more -


          - The merger combines the strengths of both companies to form a new growth company, fully prepared to compete effectively in the deregulated utility industry. This means greater value for shareholders over both the near and long term, and greater safety in your dividend income stream.

          - The merger is a friendly combination designed to distribute benefits equitably between shareholders and customers. We are confident it will receive all required regulatory approvals.

                              DON'T BE MISLED

          As you know, Western Resources doesn't want you to approve the KCPL/UtiliCorp merger. Between now and our Annual Meeting, we fully expect Western to continue its barrage of flawed (and ever changing) promises of greater value, all in an effort to get you to vote against the merger with UtiliCorp. There are significant conditions to Western's proposal, and a merger proposal or exchange offer that can't be completed is worth nothing.

     Remember:

          - Western 's exchange offer is conditioned on your Board approving a transaction that it does not support.

          - Western's offer requires that at least 90% of KCPL's outstanding shares be tendered to Western and accepted for exchange.

          -     No hostile offer for a public utility has ever succeeded.

          Ask yourself what the chances are that a combination of KCPL and Western is going to happen. We are sure you will agree the KCPL/UtiliCorp merger is the best and only real choice before you.

                                - more -

                            IT'S UP TO YOU

          The merger of KCPL and UtiliCorp requires a YES vote from holders of two-thirds of KCPL's outstanding shares -- a difficult voting threshold even without Western's confusing rhetoric. In short, the merger will not happen without your vote. Don't miss out on the chance to create a strong new company with greater opportunities for growth in revenue, income and value for you.

          Vote FOR the KCPL/UtiliCorp merger by signing, dating and mailing the enclosed WHITE proxy TODAY. The Annual Meeting is scheduled for May 22, so it is important to act without delay.

          Thank you.

                                   Sincerely,

                                   /s/ Drue Jennings

                                   DRUE JENNINGS
                                   Chairman of the Board, President and
                                   Chief Executive Officer

    *The dividend policy of the combined company will be determined, from time to time, by the combined company's board of directors, taking into consideration the combined company's results of operations, financial condition, capital requirements and other relevant considerations, including regulatory considerations.

[end of press release]

                                #####